Exhibit 10.2

AMENDED AND RESTATED MASTER REVOLVING CREDIT NOTE

[This Amended and Restated Master Revolving Credit Note amends and replaces that certain

Master Revolving Credit Note dated as of December 20, 2018 from the undersigned payable to the order of First Tennessee Bank National Association, now known as First Horizon Bank (the “Existing Note”).]

$50,000,000.00	Chattanooga, Tennessee Dated as of December 21, 2020

Except as may be otherwise extended pursuant to the Loan Agreement (hereinafter defined), on May 31, 2027 (the “Termination Date”) the undersigned, MILLER INDUSTRIES, INC., a Tennessee corporation, APACO, INC., a Delaware corporation, CHAMPION CARRIER CORPORATION, a Delaware corporation, MILLER/GREENEVILLE, INC., a Tennessee corporation, MILLER FINANCIAL SERVICES GROUP, INC., a Delaware corporation (as successor by name change to Miller Industries Distributing, Inc.), MILLER INDUSTRIES INTERNATIONAL, INC., a Tennessee corporation, MILLER INDUSTRIES TOWING EQUIPMENT INC., a Delaware corporation, (singularly and collectively, the "Maker"), promises to pay to the order of FIRST HORIZON BANK, a Tennessee banking corporation, successor by conversion to First Tennessee Bank National Association, a national banking association, having a principal place of business in Chattanooga, Tennessee (the "Bank"), the principal sum of Fifty Million and NO/100 Dollars ($50,000,000.00), or, if less, the aggregate unpaid principal amount of all Revolving Credit Advances made to the undersigned pursuant to the Loan Agreement (as hereinafter defined), together with interest upon disbursed and unpaid principal balances of the Revolving Credit Advances, at the rate hereinafter specified, said interest being payable quarterly on the last day of each quarter hereafter commencing December 31, 2020, and continuing on each March 31, June 30, September 30, and December 31 thereafter, with the final installment of interest being due and payable concurrently on the same date that the remaining principal balance is due hereunder.

This Note is being executed in connection with that certain Amended and Restated Loan Agreement dated of even date herewith among Maker and Bank (as amended, supplemented or otherwise modified from time to time, the "Loan Agreement").  To the extent that any provisions of this Note are inconsistent with the Loan Agreement, the Loan Agreement shall govern and control.  Any capitalized terms used herein and not otherwise defined herein, shall have their respective meanings in the Loan Agreement.

Subject to the limitations hereinafter set forth, each advance hereunder shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period (hereinafter defined) to and including the last day of such Interest Period at a rate per annum equal to the sum of (a) the Applicable Margin to Revolving Loan (hereinafter defined), plus (b) the LIBOR Rate.  "LIBOR Rate" shall mean the independent index which is the London Interbank Offered Rate of interest for an interest period of one (1) month, which appears on Bloomberg page BBAM under the column heading “USD” on the day that is two (2) London Business Days preceding the end of each Interest Period (the “Reset Date”). “London Business Day” shall mean any day on which commercial lenders in London, England are open for general business.  As used herein, the term "Interest Period" initially means from the date of this Note through the end of the current month and then each calendar month thereafter, with the LIBOR Rate plus the Applicable Margin to Revolving Loan adjusting based upon the grid below. Notwithstanding anything contained in this Note to the contrary, the LIBOR Rate and the Replacement Rate (hereinafter defined) under this Note shall never be less than zero (0%).

"Applicable Margin to Revolving Loan" means the percentage rate set forth in the table below corresponding to the level (each, a “Level”) into which the Borrower’s Leverage Ratio then falls:

Level	Leverage Ratio	Applicable Margin (per annum)
1	Less than 1.00 to 1:00	1.00%
2	Equal to 1.00 to 1.00 but less than 2.00 to 1.00	1.25%

Any change in the Borrower’s Leverage Ratio which would cause it to move to a different Level shall be effective as of the first day of the first calendar month immediately following receipt by the Bank of the Non-Default Certificate showing the Leverage Ratio has changed; provided, however, if the Borrower has not delivered the Non-Default Certificate as required by Section 6.12 of the Loan Agreement the Bank may, in its sole discretion, adjust the Level to the Default Rate effective as of the day following the Bank's determination that such adjustment should be made, until such time as a Non-Default Certificate as required by Section 6.12 of the Loan Agreement has been delivered by the Borrower to the Bank.

NOTICE:  Under no circumstances will the interest rate on the Note be more than the maximum rate allowed by applicable law (the “Maximum Rate”).

Notwithstanding the foregoing, if at any time the Bank determines (which determination shall be conclusive absent manifest error):

(A) that:

(i) by reason of circumstances affecting the London interbank Eurodollar market, the LIBOR Rate cannot be determined, or

(ii) (x) United States dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and interest period set forth above or (y) the LIBOR Rate for such interest period set forth above does not adequately and fairly reflect the cost to Bank of funding such loan and in either event, such circumstances are unlikely to be temporary;

or

(B) that the circumstances set forth in (A) above have not arisen, but the supervisor for the administrator of the LIBOR Rate or a Governmental Authority (hereinafter defined) has made a public statement identifying a specific date after which the LIBOR Rate shall no longer be used for determining interest rates for loans or that the LIBOR Rate is no longer representative or a Change in Law has occurred that makes it unlawful for Bank to make or maintain a LIBOR Rate or the current interest rate on the Note, then, in either event, reasonably promptly thereafter the Bank shall notify the Borrower of such event and shall designate an alternate rate of interest to the LIBOR Rate (or current interest rate) to be used as the Index that gives due consideration to any evolving or then-existing convention for similar U.S. dollar denominated credit facilities for such alternative benchmarks and adjustments (such rate being referred to as the “Replacement Rate”) and the Bank shall promptly provide written notice amending this Note and any other relevant Loan Documents (the “Amendment”) to reflect such alternate rate of interest and such other related changes to this Note (including without limitation changes with respect to the applicable Margin) as may be necessary or appropriate in the opinion of the Bank to effect the provisions of this paragraph and to achieve a final all-in interest rate substantially similar as of the Effective Date of the Amendment to that in effect prior to the occurrence of the event set forth above (collectively, “Replacement Rate Conforming Changes”).  The Amendment shall become effective upon the date specified in the notice (the “Effective Date”); provided, however, that if the Borrower objects to such Amendment by notice to the Bank given with five (5) Business Days after receipt of such Amendment from the Bank then (unless and until the Bank and the Borrower otherwise mutually agree upon the Replacement Rate and the terms of the Amendment reflecting the same), the LIBOR Rate shall mean the Base Rate (hereinafter defined) minus two and seventy five hundredths percent (2.75%) per annum, which rate shall become effective at the beginning of the next Interest Period; provided, further however, if the Leverage Ratio described above is at (a) Level 1 the interest rate payable hereunder shall never be less than 1.00%; or (b)  Level 2 the interest rate payable hereunder shall never be less than 1.25%.  No replacement of LIBOR (or other rate) with a Replacement Rate pursuant to this paragraph shall occur prior to the effective date for such Amendment.

The Replacement Rate shall specify that in no event shall such Replacement Rate be less than the floor in the Index as provided above.  Such Replacement Rate and Replacement Rate Conforming Changes shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Bank, such Replacement Rate and Replacement Rate Conforming Changes shall be applied as otherwise reasonably determined by Bank.

The undersigned hereby indemnifies the Bank and holds the Bank harmless from any loss or expense which Bank may sustain in accordance with the Loan Agreement.

"Change in Law" shall mean the adoption of any law, rule, regulation, policy, guideline or directive (whether or not having the force of law) or any change therein or in the interpretation or application thereof, in all cases by any Governmental Authority having jurisdiction over the Bank, in each case after the date hereof.

"Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof and any entity exercising regulatory functions of or pertaining to government.

Until the Termination Date, subject to Section 8.9 of the Loan Agreement, the Maker may borrow, repay and reborrow the principal amount of this Note.

This Note is unsecured.

All installments of interest, and the principal hereof, are payable at the office of First Horizon Bank, 701 Market Street, Chattanooga, Tennessee, or at such other place as the holder may designate in writing, in lawful money of the United States of America, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment.

Any amounts not paid when due hereunder (whether by acceleration or otherwise and subject to applicable grace periods) shall bear interest after maturity at the lesser of (a) the Bank’s Base Rate plus three percent (3%) per annum or (b) the Maximum Rate (the "Default Rate").  For purposes hereof, the Base Rate shall mean that rate announced by Bank from time to time as Bank's “base rate” and shall not necessarily be the lowest or best rate charged by Bank.

For any payment which is not made within ten (10) days of the due date for such payment, the Borrower shall pay a late fee, including without limitation loans which are renewed more than ten (10) days after the due date even though the renewal may be dated as of the past-due payment date.  The late fee shall equal five percent (5%) of the unpaid portion of the past-due payment.

If an Event of Default shall have occurred and be continuing (subject to applicable cure periods), all after the Bank mails written notice of such Event of Default to the Maker, then, in any of such events, the entire unpaid principal balance of the indebtedness evidenced hereby together with all interest then accrued, shall, at the absolute option of the Bank, at once become due and payable, without demand or notice, the same being expressly waived.  Notwithstanding the foregoing, upon the maturity date of this Note set forth on page one of this Note, no notice or cure period shall be required.

If this Note is placed in the hands of an attorney for collection, by suit or otherwise, or to protect the security for its payment, or to enforce its collection, or to represent the rights of the Bank in connection with any loan documentation executed in connection herewith, or to defend successfully against any claim, cause of action or suit brought by the Maker against the Bank, the Maker shall pay on demand all costs of collection and litigation (including court costs), together with a reasonable attorney's fee all in accordance with the Loan Agreement.

The Maker and any endorsers or guarantors hereof waive protest, demand, presentment, and notice of dishonor, and agree that this Note may be extended, in whole or in part, without limit as to the number of such extensions or the period or periods thereof, without notice to them and without affecting their liability hereon.

It is the intention of the Bank and the Maker to comply strictly with applicable usury laws; and, accordingly, in no event and upon no contingency shall the Bank ever be entitled to receive,

collect, or apply as interest any interest, fees, charges or other payments equivalent to interest, in excess of the maximum rate which the Bank may lawfully charge under applicable statutes and laws from time to time in effect; and in the event that the holder hereof ever receives, collects, or applies as interest any such excess, such amount which, but for this provision, would be excessive interest, shall be applied to the reduction of the principal amount of the indebtedness hereby evidenced; and if the principal amount of the indebtedness evidenced hereby, and all lawful interest thereon, is paid in full, any remaining excess shall forthwith be paid to the Maker, or other party lawfully entitled thereto.  In determining whether or not the interest paid or payable, under any specific contingency, exceeds the highest rate which Bank may lawfully charge under applicable law from time to time in effect, the Maker and the Bank shall, to the maximum extent permitted under applicable law, characterize any non-principal payment as a reasonable loan charge, rather than as interest.  Any provision hereof, or of any other agreement between the Bank and the Maker, that operates to bind, obligate, or compel the Maker to pay interest in excess of such maximum rate shall be construed to require the payment of the maximum rate only.  The provisions of this paragraph shall be given precedence over any other provision contained herein or in any other agreement between the Bank and the Maker that is in conflict with the provisions of this paragraph.

This Note shall be governed and construed according to the statutes and laws of the State of Tennessee from time to time in effect, except to the extent that Section 85 of Title 12 of the United States Code (or other applicable federal statue) may permit the charging of a higher rate of interest than applicable state law, in which event such applicable federal statute, as amended and supplemented from time to time shall govern and control the maximum rate of interest permitted to be charged hereunder; it being intended that, as to the maximum rate of interest which may be charged, received, and collected hereunder, those applicable statutes and laws, whether state or federal, from time to time in effect, which permit the charging of a higher rate of interest, shall govern and control; provided, always, however, that in no event and under no circumstances shall the Maker be liable for the payment of interest in excess of the maximum rate permitted by such applicable law, from time to time in effect.

This Note evidences the same indebtedness as evidenced by the Existing Note.  This Note is an amendment to and replacement of the Existing Note.  The execution and delivery of this Note does not constitute payment, cancellation, satisfaction, discharge, release or novation of the Existing Note.

(Signature on next page)

The Maker may prepay this Note in whole or in part, prior to maturity, without premium or penalty.

MILLER INDUSTRIES, INC. By: /s/ Deborah L. Whitmire Name: Deborah L. Whitmire Title: Executive Vice President, Chief Financial Officer and Treasurer

APACO, INC. By: /s/ Deborah L. Whitmire Name: Deborah L. Whitmire Title: Vice President

CHAMPION CARRIER CORPORATION By: /s/ Deborah L. Whitmire Name: Deborah L. Whitmire Title: Vice President

MILLER/GREENEVILLE, INC. By: /s/ Deborah L. Whitmire Name: Deborah L. Whitmire Title: Vice President

(Signatures Continued on Next Page)

MILLER FINANCIAL SERVICES GROUP, INC., successor by name change to Miller Industries Distributing, Inc.

By:  /s/ Deborah L. Whitmire

Name:  Deborah L. Whitmire

Title:    Vice President, Treasurer and

Assistant Secretary

MILLER INDUSTRIES INTERNATIONAL, INC.

By:  /s/ Deborah L. Whitmire

Name:  Deborah L. Whitmire

Title:    Vice President

MILLER INDUSTRIES TOWING EQUIPMENT INC. By: /s/ Deborah L. Whitmire Name: Deborah L. Whitmire Title: Vice President

STATE OF TENNESSEE
COUNTY OF HAMILTON

Personally appeared before me, Nadine L. Hancock, a Notary Public in and for said State and County duly commissioned and qualified, Deborah L. Whitmire, with whom I am personally acquainted, and who acknowledged that she executed the within instrument for the purposes therein contained, and who further acknowledged that she is an authorized officer of Miller Industries, Inc., APACO, Inc., Champion Carrier Corporation, Miller/Greeneville, Inc., Miller Financial Services Group, Inc., Miller Industries International, Inc. and Miller Industries Towing Equipment Inc. (singularly and collectively, the "Borrower") and is authorized by the Borrower to execute this instrument on behalf of each Borrower.

WITNESS my hand, at office, this 20th day of December, 2020.

/s/ Nadine L. Hancock
Notary Public

My Commission Expires: 09/25/2001

(Notary Seal)